Exhibit 3.2

Registre de Commerce et des Sociétés

Numéro RCS : B203443

Référence de dépôt : L180161982

Déposé le 07/08/2018

JBS USA Lux S.A.
Société Anonyme
Siège social : 8-10, avenue de la Gare, L-1610 Luxembourg
R.C.S. Luxembourg : B 203.443

ASSEMBLÉE GÉNÉRALE EXTRAORDINAIRE DES ACTIONNAIRES DU 16 JUILLET 2018	No 2191/18

In the year two thousand and eighteen, on the sixteenth day of the month of July,

Before the undersigned Maître Jacques Kesseler, notary residing in Pétange, Grand- Duchy of Luxembourg,

Was held an extraordinary general meeting (the “Meeting”) of the shareholders of the public limited liability company (Société Anonyme) established and existing in the Grand- Duchy of Luxembourg under the name JBS USA Lux S.A. (the “Company”), with registered office at 8-10, avenue de la Gare, L-1610 Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B 203.443, established pursuant to a deed dated 24 December 2015 of Maître Jacques Kesseler, notary residing in Pétange, published in the Mémorial C, Recueil des Sociétés et Associations of 21 April 2016 under number 1197. The articles of association of the Company have never been amended.

The Meeting is opened at 4 p.m. under the chairmanship of Mrs Sofia AFONSO-DA CHAO CONDE, notary clerk, residing professionally in Pétange (the “Chairman”). Mrs Alma BADIC, private employee, residing professionally in Pétange, is elected as secretary of the Meeting. Mrs Alma BADIC, private employee, residing professionally in Pétange, is designated as scrutineer.

The Company’s share capital is set at one million four hundred eighty-nine thousand six hundred sixty-nine United States Dollars (USD 1,489,669) represented by one million four hundred eighty-nine thousand six hundred sixty-nine (1,489,669) shares, with a par value of one United-States dollar (USD 1) each, all subscribed and fully paid-up.

The number of shares held by the shareholders is shown on the attendance list. According to this attendance list, the full share capital is present or represented at the Meeting which can therefore validly deliberate on the following agenda:

1.	Restatement of the articles of association of the Company;

2.	Miscellaneous.

RESOLUTION

The Meeting resolves to restate the articles of associations of the Company, which should read as follows:

““I. Name - Registered office - Corporate object - Duration

Art. 1. Name

The name of the company is “JBS USA Lux S.A.” (the “Company”). The Company is a public limited liability company (société anonyme) governed by the laws of the Grand- Duchy of Luxembourg and, in particular, the amended and consolidated law of August 10, 1915 on commercial companies, (the “Law”), and these articles of incorporation (the “Articles”).

Art. 2. Registered office

2.1. The registered office of the Company is established in the municipality of Luxembourg, Grand-Duchy of Luxembourg. It may be transferred to any other place in the Grand-Duchy of Luxembourg by a resolution of the board of directors (the “Board”). The Board is authorized to amend these Articles in order to reflect and record any change of the registered office of the Company in accordance with this article 2.1.

2.2. Branches, subsidiaries or other offices may be established in the Grand-Duchy of Luxembourg or abroad by a resolution of the Board. Where the Board determines that extraordinary political or military developments or events have occurred or are imminent and that these developments or events may interfere with the normal activities of the Company at its registered office, or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these circumstances. Such temporary measures have no effect on the nationality of the Company, which, notwithstanding the temporary transfer of its registered office, remains a Luxembourg incorporated company.

Art. 3. Corporate object

3.1. The object of the Company is the acquisition of participations, in Luxembourg or abroad, in any companies or enterprises in any form whatsoever and the management of such participations. The Company may in particular acquire by subscription, purchase, and exchange or in any other manner any stock, shares and other participation securities, bonds, debentures, certificates of deposit and other debt instruments and more generally any securities and financial instruments issued by any public or private entity whatsoever. It may participate in the creation, development, management and control of any company or enterprise. It may further invest in the acquisition and management of a portfolio of intellectual property rights of any nature or origin whatsoever. It may open branches in Luxembourg and abroad.

3.2. The Company may borrow in any form. It may issue notes, bonds and debentures and any kind of debt and/or equity securities. The Company may acquire participations in loans and/or lend funds including the proceeds of any borrowings and/or issues of debt securities to its subsidiaries, affiliated companies or to any other company. It may also give guarantees and grant securities in favor of third parties to secure its obligations or the obligations of its subsidiaries, affiliated companies or any other company. The Company may further pledge, transfer, encumber or otherwise create security over all or over some of its assets.

3.3. The Company may employ any techniques and instruments relating to its investments for the purpose of their efficient management, including techniques and instruments designed to protect the Company against credit, currency exchange, interest rate risks and other risks.

3.4. The Company may generally carry out any commercial, industrial or financial operation, which it may deem useful in the accomplishment and development of its purposes.

Art. 4. Duration

4.1. The Company is formed for an unlimited period of time.

4.2. The Company is not dissolved by reason of the death, suspension of civil rights, incapacity, insolvency, bankruptcy or any similar event affecting one (1) or several shareholders (hereinafter individually referred to as “Shareholder” or collectively referred to as “Shareholders”).

II. Capital – Shares

Art. 5. Capital

5.1. The subscribed share capital is set at one million four hundred and eighty-nine thousand six hundred and sixty-nine United States Dollars (USD 1,489,669) divided into one million four hundred and eighty-nine thousand six hundred and sixty-nine (1,489,669) shares (hereinafter individually referred to as “Share” or collectively referred to as “Shares”) with a par value of one United States Dollar (USD 1) each.

5.2. The subscribed share capital of the Company may be increased or reduced by a resolution adopted by the general meeting of the Shareholders (the “General Meeting”) in the manner required for amendment of the Articles.

5.3. In addition to the issued capital, there may be set up a premium account to which any premium paid on any Share in addition to its nominal value is transferred. The amount of the premium account may be used to provide for the payment of any Shares, which the Company may repurchase from its Shareholder(s), to offset losses, to make distributions to Shareholder(s) under the form of a dividend or to allocate funds to the legal reserve.

Art. 6. Shares

6.1. The Shares are registered shares.

6.2. The Shares are indivisible and the Company recognises only one (1) owner per Share.

6.3. In case a Share is owned by several persons, they shall appoint a single representative who shall represent them in respect of the Company. The Company has the right to suspend the exercise of all rights attached to that Share, except for relevant information rights, until such representative has been appointed.

6.4. The Company may redeem its own Shares, to the extent and under the terms permitted by the Law.

III. Management - Representation

Art. 7. Board of Directors

7.1. Composition of the board of directors (the “Board” as defined here above).

(i) The Company is managed by a Board composed of at least three (3) members in case of plurality of Shareholders, who need not to be Shareholders. Where the number of Shareholders is reduced to one (1), the Company may also be managed by a Board composed of less than three (3) members.

(ii) The General Meeting appoints the directors and determines their number, remuneration and the term of their office. Directors cannot be appointed for more than six (6) years and are re-eligible. The General Meeting may decide to qualify the appointed directors as category A directors (the “Category A Directors”) and category B directors (the “Category B Directors”).

(iii) Directors may be removed at any time (with or without cause) by a resolution of the General Meeting.

(iv) If a legal entity is appointed as a director, it must appoint a permanent representative who represents such entity in its duties as a director. The permanent representative is subject to the same rules and incurs the same liabilities as if it had exercised its functions in its own name and on its own behalf, without prejudice to the joint and several liability of the legal entity which it represents.

(v) Should the permanent representative be unable to perform its duties, the legal entity must immediately appoint another permanent representative.

(vi) If the office of a director becomes vacant, the majority of the remaining directors may fill the vacancy on a provisional basis until the final appointment is made by the next General Meeting.

7.2. Powers of the Board

(i) All powers not expressly reserved to the Shareholder(s) by the Law or the Articles fall within the competence of the Board, who has all powers to carry out and approve all acts and operations consistent with the corporate object.

(ii) Special and limited powers may be delegated for specific matters to one (1) or more agents by the Board.

(iii) The Board is authorised to delegate the day-to-day management and the power to represent the

Company in this respect, to one (1) or more directors, officers, managers or other agents, whether Shareholders or not, acting either individually or jointly. If the day-to-day management is delegated to one (1) or several directors, the Board must report to the annual General Meeting any salary, fees and/or any other advantages granted to such director(s) during the relevant financial year.

(iv) The Board may create one (1) or several committees. The composition and the powers of such committee(s), the terms of the appointment, removal, remuneration and duration of the mandate of its/their members, as well as its/their rules of procedure are determined by the Board. The Board shall be in charge of the supervision of the activities of the committee(s).

7.3. Procedure

(i) The Board must appoint a chairman among its members and may choose a secretary, who need not to be a director, and who shall be responsible for keeping the minutes of the meetings of the Board and of the General Meeting.

(ii) The Board meets upon the request of the chairman or any director, at the place indicated in the notice which, in principle, is in Luxembourg.

(iii) Written notice of any meeting of the Board is given to all directors at least twenty-four (24) hours in advance, except in case of emergency, the nature and circumstances of which are set forth in the notice of the meeting.

(iv) No notice is required if all members of the Board are present or represented and if they state to have full knowledge of the agenda of the meeting. Notice of a meeting may also be waived by a director, either before or after a meeting. Separate written notices are not required for meetings that are held at times and places indicated in a schedule previously adopted by the Board.

(v) With the consent of the other director(s), a director may grant a power of attorney to any other person, whether or not a director, in order to be represented at any meeting of the Board.

(vi) The Board can validly deliberate and act only if a majority of its members is present or represented including at least one (1) Category A Director and one (1) Category B Director in the case that the General Meeting has qualified the directors as Category A Directors and Category B Directors. Resolutions of the Board are validly taken by a majority of the votes of the directors present or represented including at least the consent of one (1) Category A Director and one (1) Category B Director in the case that the General Meeting has qualified the directors as Category A Directors and Category B Directors. The chairman has a casting vote in the event of tie. The resolutions of the Board are recorded in minutes signed by the chairman or all the directors present or represented at the meeting or by the secretary (if any).

(vii) Any director may participate in any meeting of the Board by telephone or video conference or by any other means of communication allowing all the persons taking part in the meeting to identify, hear and speak to each other. The participation by these means is deemed equivalent to a participation in person at a meeting duly convened and held.

(viii) Circular resolutions if signed by all the directors are valid and binding as if passed at a Board meeting duly convened and held and bear the date of the last signature necessary to pass the resolutions. Such signatures may appear on a single document or on multiple copies of an identical resolution and may be evidenced by letter or facsimile.

(ix) Save as otherwise provided by the Law, a director having directly or indirectly an interest conflicting with that of the Company in a transaction carried out otherwise than under normal conditions in the ordinary course of business, must advise the Board thereof and cause a record of his/her statement to be mentioned in the minutes of the meeting. The director concerned may not take part in these deliberations. A special report on the relevant transaction(s) is submitted to the Shareholders before any vote, at the next General Meeting.

(x) Where by a reason of a conflict of interest, the number of directors required in order to validly deliberate is not met, the Board may decide to submit the decision on this specific item to the General Meeting.

(xi) The day-to-day manager(s) of the Company, if any, are mutatis mutandis subject to articles 7.3. (ix) and 7.3. (x) of these Articles, provided that if only one (1) day-to-day manager has been appointed and is in a situation of conflicting interests, the relevant decision shall be adopted by the Board.

7.4. Representation

(i) The Company is bound towards third parties in all matters by the sole signature of any director (if no category of directors has been created) and/or the joint signature of one (1) Category A Director and one (1) Category B Director in the case that the General Meeting has qualified the directors as Category A Directors and Category B Directors.

(ii) The Company is also bound towards third parties by the joint or single signature of any persons to whom special signatory powers have been delegated.

Art. 8. Sole director

8.1. Where the number of Shareholders is reduced to one (1), the Company may be managed by a sole director until the ordinary General Meeting following the introduction of an additional Shareholder. In such case, any reference in the Articles to the Board or the directors is to be read as a reference to such sole director, as appropriate.

8.2. The transactions entered into by the Company may be recorded in minutes and, unless carried out under normal conditions in the ordinary course of business, must be so recorded when entered with its sole director having a conflicting interest.

8.3. The Company is bound towards third parties by the signature of the sole director.

Art. 9. Liability of the directors

The directors may not, by reason of their mandate, be held personally liable for any commitments validly made by them in the name of the Company, provided such commitments comply with the Articles and the Law.

IV. Shareholder(s)

Art. 10. General meetings of Shareholders

10.1. Powers of Shareholders

The general meeting of the Shareholders (the “General Meeting” as defined here above) represents all the Shareholders of the Company. It has the broadest powers to order, carry out or ratify acts relating to the operations of the Company, unless the Articles provide otherwise.

10.2. Procedure

(i) The annual General Meeting will be held within six (6) months of the closing of each financial year in the Grand-Duchy of Luxembourg at the place specified in the convening notices.

(ii) Other General Meetings may be held at such places and dates as may be specified in the respective notices of meeting.

(iii) Each Shareholder may participate to the General Meetings by appointing in writing, by telecopy, email or any other similar means of communication, another person as his proxy holder.

(iv) If all Shareholders are present or represented at a General Meeting and if they declare knowing the agenda, the meeting may be held without convening notice or prior publication.

10.3. Vote and voting rights

(i) Each Share entitles to one (1) vote.

(ii) The Board may suspend the voting rights of any Shareholder in breach of his obligations or any relevant contractual arrangement entered into by such Shareholder.

(iii) In accordance with article 450-1 (9) of the Law, a Shareholder may individually decide not to exercise, temporality or permanently, all or part of his voting rights. The waiving Shareholder is bound by such waiver and the waiver is mandatory for the Company upon notification to the latter.

(iv) In case the voting rights of one (1) or several Shareholders are suspended/waived in accordance with article 10.3. (ii) and (iii), such Shareholder(s) may attend any General Meeting but the Shares he/they hold(s) are not taken into account for the determination of the conditions of quorum and majority to be complied with at the General Meetings.

(v) The Shareholders are entitled to vote by correspondence, by means of a form providing the option for a positive or negative vote or for an abstention. For the calculation of the quorum, only the forms received by the company three (3) days prior to the General Meeting shall be taken into account.

(vi) Any Shareholder may participate in any General Meetings by telephone or video conference or by any other means of communication allowing all the persons taking part in the meeting to identify, hear and speak to each other. The participation by these means is deemed equivalent to a participation in person at a meeting duly convened and held. Any person taking part to the meeting by using such means of communication is deemed to be present for the computation of the quorum and votes.

Art. 11. Sole Shareholder

11.1. Where the number of Shareholders is reduced to one (1), the sole Shareholder (the “Sole Shareholder”) exercises all powers conferred by the Law to the General Meeting.

11.2. Any reference in the Articles to the General Meeting is to be read as a reference to such Sole Shareholder, as appropriate.

11.3. The resolutions of the Sole Shareholder are recorded in minutes.

V. Annual accounts - Allocation of profits - Supervision

Art. 12. Financial year and approval of annual accounts

12.1. The financial year begins on the Monday following the last Sunday of December each year and ends on the last Sunday of the month of December the year after.

12.2. Each year, the Board prepares the balance sheet and the profit and loss account, as well as an inventory indicating the values of the Company’s assets and liabilities, with an annex summarising the Company’s commitments and the debts of the officers, directors and statutory auditors towards the Company.

12.3. One (1) month before the annual General Meeting, the Board provides documentary evidence and a report on the operations of the Company to the statutory auditors, who then prepare a report setting forth their proposals.

12.4. The annual General Meeting may be held abroad if, in the absolute and final judgement of the Board, exceptional circumstances require so.

12.5. After deduction of any and all of the expenses of the Company and the amortizations, the credit balance represents the net profits of the Company. Of the net profits, five per cent (5%) shall be appropriated for the legal reserve; this deduction ceases to be compulsory when the reserve amounts to ten per cent (10%) of the capital of the Company, but it must be resumed until the reserve is entirely reconstituted if, at any time, for any reason whatsoever, it has been touched.

12.6. The balance is at the disposal of the General Meeting.

12.7. The Board may proceed to interim dividends distribution, at any time, in compliance with the Law.

Art. 13. Statutory auditors/Réviseurs d’entreprises agréés

13.1. The operations of the Company shall be supervised by one (1) or several statutory auditor(s) (commissaire(s)) or one (1) or several réviseur(s) d’entreprises agréé(s), when so required by law.

13.2. The General Meeting appoints the statutory auditor(s)/réviseur(s) d’entreprises agréé(s) and determines their number, remuneration and the term of their office. Statutory auditor(s)/réviseur(s) d’entreprises agréé(s) may be re-appointed.

VI. Dissolution - Liquidation

Art. 14. Dissolution - Liquidation

14.1. The Company may be dissolved by a resolution of the General Meeting.

14.2. The liquidation will be carried out by one (1) or more liquidators, physical or legal persons represented by a physical person, appointed by the General Meeting which will specify their powers and fix their remunerations.

14.3. The Company may be dissolved (without liquidation) by a decision of the Sole Shareholder under the conditions set down by article 1865bis of the Civil Code and article 1100-1 (2) of the Law.

VII. General provisions

Art. 15. Miscellaneous

15.1. Notices and communications are made or waived and circular resolutions are evidenced in writing, by facsimile, e-mail or any other means of electronic communication.

15.2. Powers of attorney are granted by any of the means described above. Powers of attorney in connection with Board meetings may also be granted by a director in accordance with such conditions as may be accepted by the Board.

15.3. Signatures may be in handwritten or electronic form, provided they fulfil all legal requirements to be deemed equivalent to handwritten signatures. Signatures of circular resolutions or resolutions adopted by telephone or video conference are affixed on one (1) original or on several counterparts of the same document, all of which taken together, constitute one (1) and the same document.

15.4. All matters not expressly governed by the Articles shall be determined in accordance with the Law and, subject to any non waiver provisions of the Law, any agreement entered into by the Shareholders from time to time.